SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

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                                     FORM 15

CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.

                                                  Commission File Number: 1-8260

                               Primark Corporation
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             (Exact name of registrant as specified in its charter)

  1000 Winter Street, Suite 4300N, Waltham, Massachusetts 02451 (781) 466-6611
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    (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                      Common Stock, no par value per share
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            (Title of each class of securities covered by this Form)

                                      None
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              (Titles of all other classes of securities for which
          a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)      (x)            Rule 12h-3(b)(1)(i)      (x)
Rule 12g-4(a)(1)(ii)     ( )            Rule 12h-3(b)(1)(ii)     ( )
Rule 12g-4(a)(2)(i)      ( )            Rule 12h-3(b)(2)(i)      ( )
Rule 12g-4(a)(2)(ii)     ( )            Rule 12h-3(b)(2)(ii)     ( )
                                        Rule 15d-6               ( )

Approximate number of holders of record as of the
certification or notice date:        One
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Pursuant to the requirements of the Securities Exchange Act of 1934, Primark
Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

                                        PRIMARK CORPORATION


Date:  September 14, 2000               By:  /s/ Joseph E. Kasputys
                                             -----------------------------------
                                             Name:   Joseph E. Kasputys
                                             Title:  President and Chief
                                                     Executive Officer